20F ITEM 19 Exhibit 4.m

Schedule "A"
Kimber Resources Inc.

2002 STOCK OPTION PLAN

Dated for Reference March 28, 2002
As Amended By Shareholder Resolutions Passed December 10, 2003

ARTICLE 1

PURPOSE AND INTERPRETATION

Purpose

1.1
The purpose of the Kimber Resources Inc. 2002 Stock Option Plan (the "Plan") is to promote the profitability and growth of Kimber Resources Inc. (the "Company") by facilitating the efforts of the Company and its Affiliates, if any, to attract and retain Employees and others engaged to provide ongoing services to the Company and its Affiliates. The Plan provides an incentive for and encourages ownership of the Company's shares by Directors, Officers, Employees, Consultants and others engaged to provide ongoing services to the Company and its Affiliates and to provide an inducement for them to make a maximum contribution to the Company's success and benefit from increases in the value of the Company's shares.

Proposed IPO and Application for Listing

1.2
While the Company is, as of the date hereof, a privately held company, this Plan has been prepared in anticipation of the Company's proposed initial public offering and application for listing of its Common Shares on the Canadian Venture Exchange or another stock exchange. There is no assurance that such initial public offering will be effected or that the Company will be successful in obtaining a listing of the Common Shares on any stock exchange.

Definitions

1.3

In the Plan:

Affiliate has the meaning assigned thereto in the Securities Act;

Associate has the meaning assigned thereto in the Securities Act;

Board means the board of directors of the Company;

Change of Control means the acquisition by any Person or by any Person and any other Person acting jointly or in concert with the first-mentioned Person, whether directly or indirectly, of Voting Securities of the Company which, when added to all other Voting Securities of the Company at the time held by such Person or Persons totals for the first time not less than 35% of the then outstanding Voting Securities of the Company;

Common Shares means common shares in the capital of the Company;

Company means Kimber Resources Inc.;

Consultant means, in relation to the Company, an individual (or a company wholly-owned by individuals) who:

(a)	provides ongoing consulting services to the Company or an Affiliate of the Company under a written contract;

(b)	possesses technical, business or management expertise of value to the Company or an Affiliate of the Company;

(c)	spends a significant amount of time and attention on the business and affairs of the Company or an Affiliate of the Company; and

(d)	has a relationship with the Company or an Affiliate of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

Date of Grant means, in respect of any Option, the date on which such Option is granted by the Board as evidenced by a Board resolution;

Director means a director of the Company or any Affiliate of the Company;

Effective Date means the date on which this Plan takes effect, namely the date on which the Company closes its initial public offering and its Common Shares are listed for trading on the Canadian Venture Exchange or another stock exchange, and if such events do not occur on the same date, the later of the two dates;

Employee means:

(a)	an individual who is considered an employee under the Income Tax Act (Canada) (i.e., for whom income tax, employment insurance and CPP deductions must be made at source);

(b)
an individual who works full-time for the Company or an Affiliate of the Company providing services normally provided by an employee and who is subject to the same control and direction by the Company or an Affiliate of the Company over the details and methods of work as an employee of the Company or an Affiliate of the Company, but for whom income tax deductions are not made at source; or

(c)
an individual who works for the Company or an Affiliate of the Company on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company or an Affiliate of the Company over the details and methods of work as an employee of the Company or an Affiliate of the Company, but for whom income tax deductions are not made at source;

Expiry Date means the day on which an Option lapses as specified in the Option Agreement therefor;

Insider means an insider as defined in the Securities Act;

Investor Relations Activities means any activities or oral or written communications, by or on behalf of the Company or shareholder of the Company, that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, excluding certain activities as more particularly set out in the Canadian Venture Exchange's definition of "Investor Relations Activities" in its Policy 1.1;

Management Company Employee means an individual employed by a Person providing management services to the Company or an Affiliate of the Company which are required for the ongoing successful operation of the business enterprise of the Company or an Affiliate of the Company, but excluding a Person engaged in Investor Relations Activities;

Officer means an officer of the Company or of an Affiliate of the Company appointed as such at any time and from time to time by the Board or by the board of directors of the Affiliate of the Company, as the case may be;

Option means the right to purchase Common Shares granted hereunder;

Option Agreement means the agreement between the Company and a Service Provider containing the grant of an Option;

Optioned Shares means Common Shares subject to any Option;

Optionee means a Person to whom any Option is granted by the Company under the Plan;

Outstanding Issue at any time means the number of Common Shares outstanding at that time on a non-diluted basis;

Person means an individual or a corporation, incorporated association or organization, body corporate, partnership, trust, association or other entity other than an individual;

Plan means this Kimber Resources Inc. 2002 Stock Option Plan;

Regulatory Approval means the approval of any stock exchange or securities regulatory agency that may have jurisdiction over the Common Shares in the circumstances;

Reserved for Issuance refers to unissued Common Shares that may be issued in the future upon the exercise of Options granted hereunder;

Securities Act means the Securities Act, R.S.B.C. 1996, c. 418, as amended from time to time;

Service Provider means any Director, Employee, Management Company Employee, Consultant or Officer;

Share Compensation Arrangement means the Plan described herein and any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to one or more Service Providers, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise;

Subscription Price means, in respect of any Option, the amount payable per Common Share on the exercise of such Option, as determined in accordance with section 3.2;

Take Over Bid has the meaning assigned thereto in the Securities Act, but excludes an exempt take over bid pursuant to section 98 of the Securities Act;

Voting Security has the meaning assigned thereto in the Securities Act.

ARTICLE 2

ESTABLISHMENT OF THIS PLAN AND NUMBER OF OPTIONED SHARES AVAILABLE UNDER THIS PLAN

Establishment of 2002 Stock Option Plan

2.1	This Plan, called the 2002 Stock Option Plan, is hereby established to recognize contributions made by Service Providers and to create an incentive for their continuing relationship with the Company and its Affiliates.

Number of Optioned Shares Available under this Plan

2.2	As of the Effective Date, the total number of Optioned Shares available for issue under this Plan upon the exercise of Options granted hereunder is:

	(a)	5,294,613 Optioned Shares (being 20% of the Outstanding Issue at 4:30 pm on January 12, 2004) minus

(b)
the number of Common Shares in respect of which options remain outstanding under any existing option agreements in effect as of the Effective Date, provided that if and to the extent any such option granted under any existing option agreement expires or is cancelled or terminated after the Effective Date of this Plan without having been exercised in whole or in part, the number of Common Shares in respect of which any such option so expired or is cancelled or terminated shall be considered to be part of the pool of Common Shares available for Optioned Shares under this Plan and shall not be deducted from the maximum set out in paragraph (a);

and the President of the Company is hereby authorized to fill in the blank left in paragraph (a) following closing of the Company's initial public offering, such completion to be accompanied by the President's initials in the margin beside paragraph (a).

Eligibility

2.3
Options to purchase unissued Common Shares may be granted hereunder to any Person who is a Service Provider. Any Person who receives an Option hereunder who subsequently ceases to hold the position in which he received such Option shall continue to be eligible to hold such Option as an Optionee as long as he otherwise falls within the definition of "Service Provider".

Incorporation of Terms of Stock Option Plan

2.4
Subject to specific variations approved by the Board in respect of any Option, such variations not to be inconsistent with the provisions of this Plan, all terms and conditions set out herein will be incorporated by reference into and form part of any Option granted hereunder.

Limitations on Grant of Options

2.5	The number of Common Shares Reserved for Issuance to any one individual under this Plan at the time of granting shall in no event exceed 5% of the then Outstanding Issue.

2.6	An individual can receive grants of Options of no more than 5% of the Outstanding Issue on a yearly basis.

2.7	The aggregate number of Options granted to Consultants shall not exceed 2% of the Outstanding Issue at the time of the granting.

2.8
The aggregate number of Options granted to Persons employed in Investor Relations Activities shall not exceed 2% of the Outstanding Issue at the time of granting unless any stock exchange having jurisdiction permits otherwise.

Shares Not Acquired

2.9
If and to the extent any Option granted under this Plan expires or is cancelled or terminated without having been exercised in whole or in part, the number of Optioned Shares in respect of which any such Option so expired or was cancelled or terminated shall be considered to be part of the pool of Common Shares available for Optioned Shares hereunder and may be made the subject of a further Option or Options pursuant to the provisions of this Plan.

Administration of the Plan and Powers of the Board

2.10
The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder and any such interpretation or determination made by the Board shall be final, binding and conclusive for all purposes. Without limiting the generality of the foregoing, the Board has the power to:

	(a)	allot Common Shares for issuance in connection with Options granted under the Plan;

	(b)	grant Options hereunder;

	(c)	subject to Regulatory Approval, amend, suspend, terminate or discontinue the Plan, or revoke or alter any action taken in connection therewith, except that no amendment or suspension of the Plan shall alter or impair any then outstanding Option without the written consent of the Optionee holding such Option;

(d)
except for the provisions of paragraph 2.10(a), delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the board in respect of the Plan so delegated to the same extent the Board is hereby authorized so to do.

ARTICLE 3

TERMS AND CONDITIONS OF OPTIONS

General

3.1
Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The grant of an Option shall be evidenced by a written Option Agreement, executed by the Company and the Service Provider, stating the number of Optioned Shares subject to the Option evidenced thereby and otherwise in such form as the Board may determine. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the provisions set out below in this Article 3.

Subscription Price

3.2	Subject to the following proviso, the Subscription Price per Optioned Share shall be:

(a) the price determined by the Board at its sole discretion, if the Common Shares are not listed on a stock exchange;

(b)
the closing price for the Common Shares on the stock exchange on which the Common Shares of the Company are traded at the Date of Grant on the last trading day before the Date of Grant, if the Common Shares are listed on a stock exchange;

(c)
if the Board determines that the Subscription Price determined in accordance with paragraph (b) above is not a representative price, the weighted average of the trading prices for the Common Shares on the five trading days before the Date of Grant, subject to the approval of any stock exchange having jurisdiction; or

(d)
if the Common Shares are listed on more than one stock exchange at the Date of Grant, then as calculated in (b) and (c) above using the trading price or prices on the stock exchange on which a majority of the Common Shares are traded, subject to the approval of any stock exchange having jurisdiction;

PROVIDED that if, on the Date of Grant in respect of any Option, the Common Shares are listed on a stock exchange and the policies of such exchange permit the Board to establish a

Subscription Price for such Option at a discount to the trading price or prices referred to in paragraphs (b), (c) and (d) above, then the Board may, at its sole discretion, establish a Subscription Price that reflects a discount, up to the maximum discount so permitted.

Maximum Term

3.3	No Option shall be exercisable after the expiration of five (5) years after its Date of Grant.

Assignability and Transferability

3.4
An Option shall not be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of any Person to whom the Option is granted only by such Person. Notwithstanding the foregoing, the Person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

Vesting

3.5	Any Option granted:

(a)
to any Consultant employed to provide Investor Relations Activities services to the Company shall vest in stages over 12 months with 25% of the Option vesting upon completion of each three-month period; and

(b)
to any other Optionee shall vest in stages over 18 months, with one third of the Option vesting upon the Date of Grant of the Option, one third on the date which is nine months after such Date of Grant and the remaining one third on the date which is 18 months after such Date of Grant,

PROVIDED that the Board may in its sole discretion impose in respect of any Option a vesting schedule over a period of time that is longer than 18 months, in which case such Option shall vest in accordance with the terms and conditions imposed by the Board.

Accelerated Vesting in Event of Change of Control or Take Over Bid

3.6
Notwithstanding anything in section 3.5 to the contrary, the Board may, at any time, with respect to any particular Optionee, determine that if there is a Change of Control or Take Over Bid, the Option held by that Optionee may be exercised by the Optionee in full at any time or from time to time on or before its expiry date.

Securities Law Compliance

3.7
The Company may require any Optionee to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities and other laws as a condition of granting an Option to such Optionee or permitting the Optionee to exercise such Option. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws and the requirements of any stock exchange having jurisdiction, including, but not limited to, legends restricting the transfer of the Option Shares evidenced thereby.

Optionee Ceasing to be a Service Provider

3.8
If an Optionee ceases to be a Service Provider to the Company or any Affiliate of the Company, any Option held by such Optionee may be exercised following the date on which such Optionee left the employ or service of the Company or any of its subsidiaries or affiliates at any time up to the Expiry Date as follows:

(a)
in the case of the death of an Optionee, any Option held by him at the date of death shall become exercisable, whether or not the Optionee was eligible to exercise the Option in whole or in part at the date of the Optionee's death, but only by the Person or Persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or laws of descent and distribution. Any such Option shall be exercisable only until the earlier of (i) the date which is 12 months after the date of death and (ii) expiration of the term of the Option;

(b)
if an Optionee ceases to be a Service Provider to the Company or any Affiliate of the Company due to the Optionee's disability (as determined by the Board), any Option held by such Optionee may be exercised until the earlier of (i) the date which is 12 months after the date of death and (ii) expiration of the term of the Option, but only to the extent that the Optionee was eligible to exercise the Option at the date the Optionee ceases to be a Service Provider to the Company or any Affiliate of the Company;

(c)
if an Optionee ceases to be a Service Provider to the Company or any Affiliate of the Company (other than as a result of termination with cause), any Option held by such Optionee may be exercised for a period of 90 days following the date on which such Optionee ceases to be a Service Provider, but only to the extent that the Optionee was eligible to exercise the Option at the date the Optionee ceased to be a Service Provider to the Company or any Affiliate of the Company;

(d)
if an Optionee engaged in Investor Relations Activities ceases to be a Service Provider, an Option held by such Optionee may be exercised for a period of 30 days following the date on which such Optionee ceases to be a Service Provider, but only to the extent that the Optionee was eligible to exercise the Option at the date the Optionee ceased to be a Service Provider to the Company or any Affiliate of the Company; and

(e)
if an Optionee is dismissed from employment or service for cause, the Option and all rights that have accrued to the Optionee to the date of termination may be exercised for a period of 10 days following the date of termination, but only to the extent that the Optionee was eligible to exercise the Option at the date of termination;

PROVIDED that in no event shall any Option be exercisable beyond its term.

Adjustment of the Number of Optioned Shares

3.9	The number of Optioned Shares subject to an Option that is outstanding will be subject to adjustment in the event and in the manner following:

(a)
if the Common Shares as constituted on the date hereof are sub-divided into a greater number of Common Shares, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder in addition to the number of Optioned Shares to which the right to purchase is then being exercised, such additional number of Common Shares as result from the sub-division without the Optionee making any additional payment or giving any other consideration therefor;

(b)
if the Common Shares as constituted on the date hereof are consolidated into a lesser number of Common Shares, the Company will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

(c)
if there is any change of the Common Shares as constituted on the date hereof the Company will hereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase been exercised before such change;

(d)
if there occurs a capital reorganization, re-classification or change of outstanding equity shares of the Company, a consolidation, merger or amalgamation of the Company with or into any other Company or a sale of the property of the Company as or substantially as an entirety, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of Shares and other securities and property receivable upon such capital reorganization, re-classification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The sub-division or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or re-classification of the Capital of the Company for the purposes of this paragraph 3.9 (d);

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

(f)
the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Common Share that would, except for the provisions of this paragraph 3.9(f), be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Company.

ARTICLE 4 PROCEDURE

Option Agreement

4.1
Upon grant of an Option hereunder, the Secretary of the Company will deliver to the Service Provider an Option Agreement detailing the terms of his Option and upon the execution and delivery by the Company and the Service Provider the Service Provider will be an Optionee and have the right to purchase the Optioned Shares at the Subscription Price set out therein, subject to the approval of any stock exchange having jurisdiction.

Manner of Exercise

4.2	An Optionee who wishes to exercise his Option may do so by delivering:

	(1)	a written notice to the Company specifying the number of Optioned Shares in respect of which the Option is being exercised; and

	(2)	payment in cash or by bank draft or certified cheque, made payable to the Company, for the aggregate Subscription Price for the Optioned Shares being acquired.

Delivery of Share Certificate

4.3
A share certificate for Optioned Shares acquired by any Optionee pursuant to section 4.2 shall be delivered by the Company to such Optionee within a reasonable time following the receipt by the Company of such Optionee's notice of exercise and payment.

Securities Laws

4.4
Notwithstanding any of the provisions contained in the Plan or in any Option Agreement, the Company's obligation to issue Common Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)
completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental or other regulatory authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

	(b)	the admission of such Common Shares to listing on any stock exchange on which the Common Shares may then be listed; and

(c)
the receipt from the Optionee of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection, the Company shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which the Common Shares are then listed.

ARTICLE 5

GENERAL

Covenants of the Company

5.1
The Company represents and warrants in connection with Options granted to Employees, Consultants or Management Company Employees, that any such Employee, Consultant or Management Company Employee shall be a bona fide Employee, Consultant or Management Company Employee, as the case may be, of the Company or any Affiliate of the Company.

5.2
The Company shall cause to be Reserved for Issuance in its treasury a sufficient number of Common Shares to permit the allotment and issue of the Optioned Shares in the event the Optionees exercise all of the Options available hereunder.

No Representation or Warranty as to Listing or Future Market Value of Common Shares

5.3
The Company makes no representation or warranty as to whether it will be successful in obtaining a listing on a stock exchange for its Common Shares or as to the future market value of the Common Shares issued in accordance with the provisions of the Plan.

Interpretation

5.4	The Plan will be governed by and construed in accordance with the laws of the Province of British Columbia.

5.5
Wherever the plural or masculine is used throughout this Plan or any Option Agreement delivered by the Company pursuant to this Plan, the same shall be construed as meaning singular or feminine or neuter or the body politic or corporate where the context so requires.

Amendment of the Plan

5.6
The Board reserves the right, in its absolute discretion, at any time to amend, modify or terminate the Plan; provided however, that no such amendment or termination may alter or impair in any materially adverse fashion any then outstanding Option previously granted to an Optionee under the Plan without the consent of such Optionee. Any amendment to any provisions of the Plan will be subject to any necessary approvals by any stock exchange or regulatory body having jurisdiction over the Common Shares.

No Rights as Shareholder

5.7
The holder of an Option shall not have any rights as a Shareholder of the Company with respect to any of the Optioned Shares covered by such Option until the issuance of the certificate or certificates for Common Shares upon the exercise of such Option, in whole or in part, and then only with respect to the Common Shares represented by such certificate or certificates.

Continuing Employment

5.8
Nothing in this Plan or any Option shall confer upon any Employee any right to continue in the employ of the Company or any Affiliate of the Company or affect in any way the right of the Company or any Affiliate of the Company to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any such Affiliate of the Company to extend the employment of any Employee beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan or policy of the Company or any Affiliate of the Company, or beyond the time at which the Employee would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any such Affiliate of the Company.

Ongoing Services

5.9
Nothing in the Plan or any Option shall confer on any Optionee who is not an Employee any right to continue providing ongoing services to the Company or any Affiliate of the Company or affect in any way the right of the Company or any Affiliate of the Company to terminate his contract at any time; nor shall anything in the Plan or any Option be deemed or construed as an agreement, or an expression of intent, on the part of the Company or any Affiliate of the Company to extend the time for the performance of the ongoing services beyond the time specified in the contract with the Company or any Affiliate of the Company.

ARTICLE 6

SHAREHOLDERS' APPROVAL

6.1
The Plan shall be subject to any necessary approval of the shareholders of the Company and, to the extent necessary, the requisite acceptance by any stock exchange upon which the Common Shares may be listed. Except in the event of a Take Over Bid or a Change of Control, any Options granted after the date of approval of this Plan by the Board and before any necessary approval by the shareholders of the Company and any necessary acceptance by any stock exchange upon which the Common Shares may be listed, shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless such approval and acceptance are given.

6.2	The Company shall obtain disinterested shareholder approval for:

	(a)	any reduction in the Subscription Price payable by any Optionee pursuant to his Option if such Optionee is an Insider of the Company at the time of the proposed reduction; and

(b)	any other amendment of the terms of any Option granted under the Plan if the Optionee holding such Option is an Insider of the Company at the time of such amendment.

ARTICLE 7

BOARD APPROVAL

7.1	The Plan has been adopted by the Board effective the 15 th day of April, 2002, as evidenced by resolution of the Board consented to in writing.